UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to § 240.14a-12

Dynegy Inc.

(Name of Registrant as Specified in its Charter)

Seneca Capital International Master Fund, L.P.

Seneca Capital, L.P.

Seneca Capital Investments, L.P.

Seneca Capital Investments, LLC

Seneca Capital International GP, LLC

Seneca Capital Advisors, LLC

Douglas A. Hirsch

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital”) are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies against a proposed acquisition of Dynegy Inc. (“Dynegy”) by Denali Parent Inc., which will be voted on at a meeting of Dynegy’s stockholders (the “Stockholders Meeting”). On October 21, 2010, Seneca Capital filed a PRELIMINARY proxy statement with the SEC with regard to the Stockholders Meeting.

Item 1: On October 21, 2010, Seneca Capital issued the following press release:

FOR IMMEDIATE RELEASE

SENECA CAPITAL ISSUES STATEMENT REGARDING

PROPOSED DYNEGY INC. ACQUISITION

NEW YORK, October 21 – Seneca Capital today issued the following statement regarding the proposed acquisition of Dynegy Inc. (NYSE: DYN):

Seneca Capital, a beneficial owner of 9.3% of Dynegy Inc.’s outstanding common shares through its affiliated funds, today filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies against the proposed acquisition of Dynegy by Denali Parent Inc., an affiliate of The Blackstone Group, for $4.50 per common share to be voted on at a special meeting of Dynegy’s stockholders currently scheduled to be held on November 17, 2010.

We believe the $4.50 per share merger consideration ($0.90 per share if adjusted for Dynegy’s recent 5 for 1 reverse stock split) does not adequately reflect the substantial long-term value that Dynegy stockholders would be able to receive without the merger. As experienced power-industry investors, it is our assessment that the merger consideration does not capture the long-term intrinsic value of Dynegy’s business, which we believe is very well positioned to capture the benefits of a recovery in electricity prices. We believe the merger consideration values Dynegy’s assets at less than one-third of their replacement cost, which we believe reflects electricity prices at an unsustainably low point in the cycle.

Additionally, the merger consideration represents an approximately 42% discount to the split-adjusted closing price of the shares on March 12, 2010, the date upon which the intention to pursue the reverse split was first disclosed. This is a substantial underperformance in comparison to Dynegy’s merchant power peer group identified in Dynegy’s October 5, 2010 investor presentation – Calpine, Mirant, NRG Energy and RRI Energy – which experienced only an approximately 4% decline from March 12, 2010 through October 20, 2010, on a market capitalization weighted-average basis.

We also note that Dynegy’s share price declined approximately 64% between March 12, 2010 and August 12, 2010, the day before the merger announcement, as compared to an approximately 3% decline for its peer group over the same period on a market capitalization weighted-average basis. We view this as a period of unjustified underperformance that should not be considered as the basis for determining a fair merger premium or the likely share price level in the absence of a merger.

We note strong criticism for the merger voiced by dissenting Dynegy Board member Victor Grijalva, a former Schlumberger Vice Chairman. As set forth in Dynegy’s proxy statement, he noted a concern regarding the Dynegy Board’s consideration of the merger in the context of a sharp and anomalous drop in the company’s common stock price in the three-month period leading up to the merger and did not believe it was advisable to sell the company for the proposed price at a time when its common stock did not reflect its potential for future appreciation.

We also believe that the proposed sale of four of Dynegy’s natural gas-fired power plants for cash consideration of approximately $1.36 billion (the “NRG Sale”), highlights the potential for monetizing certain of Dynegy’s natural gas-fired power plants as a means of capturing value for stockholders and as a potential source of liquidity. We believe that asset monetizations (whether the NRG Sale or others), financing markets and a flexible hedging policy would provide Dynegy with sufficient tools to manage the company’s liquidity needs going forward. As a result, we believe that any potential reduction in or loss of the company’s current approximately $1.1 billion undrawn bank revolver and $850 million fully cash collateralized letter of credit facility would not present a liquidity concern and would not require incremental issuances of equity or equity-linked securities. Furthermore, we believe that a substantial majority of the approximately $1.1 billion in cumulative cash outflow identified in Dynegy’s proxy statement is attributable to non-recurring environmental expenditures as well as the repayment of lease-related third-party debt and certain debt maturities.

We believe that several dynamics of the proposed transaction raise additional concerns with the merger. We believe the lack of significant share ownership by management (less than 1% of shares, excluding out-of-the-money options) in conjunction with the substantial change-in-control and severance payments available to management upon consummation of the merger – up to approximately $37 million, or $0.31 per share, the vast majority of which would be payable regardless of the price per share proposed to be paid in the merger – has created a conflict of interest with stockholders. We have considered this conflict in evaluating both the merger and investor presentation materials that Dynegy has disseminated to advocate in favor of the merger. We are concerned that management may be pursuing a scorched-earth approach that could be construed as materially injurious to Dynegy. We note third-party commentary in the October 20, 2010 Wall Street Journal Deal Journal piece by Ronald Barusch entitled The Dynegy Deal: When Did the Choice Become Blackstone or Bankruptcy?[1]

[1]	Neither the Wall Street Journal nor Ronald Barusch have provided permission for use and we are not incorporating this piece by reference into this material.

Additionally, we believe the dynamics of the go-shop process, primarily the exclusivity on the NRG Sale, the limited time period and the incumbent matching rights prevented a full and fair auction for Dynegy’s business. In addition, following the go-shop period, the $50 million break fee (more than 9% of the total merger consideration) and other onerous potential post-transaction break fees create hurdles to the realization of full and fair value.

In summary, we believe that there is substantial value above the $4.50 per share merger consideration that can be realized by stockholders without the merger and further, as noted in our Schedule 13D filing, we reserve the right to implement plans or proposals with respect to Dynegy as a means of enhancing stockholder value, whether alone or with third parties.

Seneca Capital is an investment fund headquartered in New York. The fund, founded in 1996, maintains a broad array of value-focused investments across industries, geographies and capital structures. Seneca Capital maintains a team of professionals that focus primarily on energy and commodity related industries.

Seneca Capital has a successful track record making concentrated, longer-term investments in companies such as Dynegy, Inc.

We are not soliciting any proxies at this time.

CONTACT: Lisa Wolford of Robinson, Lerer & Montgomery for Seneca Capital, 646-805-2014

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital”) have jointly made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against a proposed acquisition of Dynegy Inc. (“Dynegy”) by Denali Parent Inc. and Denali Merger Sub Inc., which will be voted on at a meeting of Dynegy’s stockholders (the “Stockholders Meeting”).

SENECA CAPITAL ADVISES ALL STOCKHOLDERS OF DYNEGY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ONCE AVAILABLE, THE PARTICIPANTS IN THE PROXY SOLICITATION MAY PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, GEORGESON, INC., BY CALLING (888) 877-5373.

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (the “Participants”) is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of October 20, 2010, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares. As of October 20, 2010, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr. Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and this filing shall not be deemed an admission of beneficial ownership of such Shares for any purpose.